Exhibit 99.1

Contact:	Clint Severson	The RCG Group
	Chief Executive Officer	Joe Dorame, Robert Blum, Joe Diaz
	ABAXIS, Inc.	480-675-0400
510-675-6500

ABAXIS REPORTS RECORD FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2006

Union City, California – October 24, 2005 - ABAXIS, Inc. (NASDAQ: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the second fiscal quarter ended September 30, 2005.  Highlights include:

•	Quarterly revenues: $17.4 million, up 28% year-over-year.
•	Quarterly diluted EPS: $0.11 versus $0.06 in the same period last year.
•	Record operating earnings of $3.5 million, up 59% year-over-year or $0.16 per share.
•	Record quarterly Piccolo instrument sales of 139 units, up 132% year-over-year and up 148%, quarter-over-quarter.
•	Record quarterly medical sales of $3.3 million, up 69% year-over-year and up 100%, quarter-over-quarter.
•	Quarterly medical sales in the United States, excluding sales to the U.S. Military: $1.8 million, up 160% year-over-year and 62% quarter-over-quarter.
•

Quarterly total reagent disc sales of 871,000 units, compared to 706,000 units in the same period last year, up 23% year-over-year.  Quarterly medical reagent disc sales, excluding sales to the U.S. Military, of 94,000 units, compared to 51,000 units in the same period last year, up 84% year-over-year.

•	Quarterly veterinary reagent disc sales of 712,000 units, compared to 596,000 units in the same period last year, up 19% year-over-year.
•	Cash and short-term investments as of September 30, 2005: $27.1 million, up 36% year-over-year.

Quarterly Results:  For the second fiscal quarter ended September 30, 2005, ABAXIS reported revenues of $17.4 million, as compared with revenues of $13.6 million for the comparable period last year, an increase of 28 percent.  Instrument revenue and recurring reagent disc and hematology reagent revenue increased by $2.7 million or 21 percent over the same period last year.  The Company reported net income attributable to common shareholders of $2.3 million, compared to $1.3 million for the same period last year.  The Company’s effective tax rate in the quarter ended September 30, 2005 was 37 percent, compared to 40 percent for the same period last year.  The Company reported diluted net income per share of $0.11 (calculated based on 21,321,000 shares), compared to $0.06 per share (calculated based on 21,663,000 shares) for the same period last year.

Six Months Results:  For the six-month period ended September 30, 2005, ABAXIS reported total revenues of $31.7 million, compared with revenues of $26.9 million for the comparable period last year, an increase of 18 percent.  During the six-month period, the Company sold 1.6 million units of reagent discs, up 16 percent compared to the same period last year.  Net income attributable to common shareholders for the first six months of fiscal 2006 was $3.3 million, as compared to $2.8 million for the same period last year, an increase of 19 percent.  The Company reported diluted net income per share of $0.16 (calculated based on 21,235,000 shares), compared to $0.13 per share (calculated based on 21,796,000 shares) for the same period last year.

Other Reported Information:  Recurring reagent disc and hematology reagent revenue for the second fiscal quarter was $10.6 million, up 20 percent over the $8.8 million reported in the same period last year.  During the quarter, the Company sold 871,000 medical and veterinary reagent discs compared to 706,000 medical and veterinary reagent discs sold during the same period last year.  The Company ended the quarter with $27.1 million in cash, cash equivalents and short-term investments.

Clint Severson, chairman and CEO of ABAXIS, commented, “We are very pleased with our financial performance during the quarter.  Revenues and net income increased 28 percent and 71 percent, respectively, compared to last year’s second quarter.  We believe that the success of this quarter was punctuated by the significant progress that was achieved in our medical market business.  In conjunction with a number of our distribution partners we sold 139 Piccolo units during the quarter, compared to 60 in last year’s second quarter.  Veterinary reagent sales were up 24 percent and medical reagent sales, excluding sales to the U.S. military, increased by 77 percent.

Mr. Severson continued, “The results of this quarter mark the 12th consecutive profitable quarter to date. We are particularly pleased that the Piccolo units sold represent a significant increase in revenue for the quarter, and that the expected future rotor usage for these units will substantially increase our recurring revenue component in the quarters and years to come.  We believe that our Piccolo system is in the early stages of achieving market acceptance and we have high hopes for larger market penetration in the years to come.”

Conference Call
ABAXIS has scheduled a conference call to discuss its financial results at 4:15 p.m. ET on October 24, 2005.  Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which can be found at www.abaxis.com.  A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 1229429, through October 31, 2005.  This press release is also available prior to and after the call via ABAXIS’ website or the Securities Exchange Commission’s website at www.sec.gov.

About ABAXIS
ABAXIS develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 6.9 kilogram (15 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures
This earnings release presents Abaxis’ income from operations and net income attributable to common shareholders.  To supplement the financial statements presented in accordance with GAAP, Abaxis uses non-GAAP measures of operating income per share on a pro forma basis, which is not a measurement of performance under accounting principles generally accepted in the United States of America.  Management uses these measures in comparing Abaxis’ historical performance and believes that these measures provide meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may”, “believes”, “projects”, “expects”, or “anticipates”, and do not reflect historical facts.  Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to fluctuations in the Company’s share price, the market acceptance of the Company’s products and the continuing development of its products, required United States Food and Drug Administration (“FDA”) clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in ABAXIS’ periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, Inc.
Summary of Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,

	2005	2004	2005	2004

Net revenues	$17,413	$13,635	$31,686	$26,877
Costs and operating expenses:
Cost of revenues	7,321	6,268	13,767	12,342
Selling, general and administrative	5,192	3,955	9,867	7,596
Research and development	1,431	1,231	3,063	2,468

Total costs and operating expenses	13,944	11,454	26,697	22,406

Income from operations	3,469	2,181	4,989	4,471
Interest and other income	181	70	247	130
Interest and other expense	—	(19)	(13)	(25)

Net income before income taxes	3,650	2,232	5,223	4,576
Income tax provision	1,352	891	1,924	1,801

Net Income	$2,298	$1,341	$3,299	$2,775

Basic net income per share	$0.12	$0.07	$0.17	$0.14

Diluted net income per share	$0.11	$0.06	$0.16	$0.13

Weighted average common shares outstanding - basic	19,920	19,646	19,909	19,611
Weighted average common shares outstanding - diluted	21,321	21,663	21,235	21,796

ABAXIS, Inc.
Balance Sheet Data:
(Unaudited and in thousands)

	September 30, 2005	March 31, 2005

Current assets:
Cash and cash equivalents	$10,089	$5,776
Short-term investments	17,018	16,858
Trade receivables (net)	11,790	10,509
Inventories	8,761	8,355
Prepaid expenses	291	282
Net deferred tax asset - current	3,045	4,677

Total current assets	50,994	46,457
Property and equipment, net	9,372	8,824
Intangible assets, net	562	600
Deposits and other assets	84	96
Net deferred tax asset - non-current	15,043	15,032

Total assets	$76,055	$71,009

Current liabilities:
Accounts payable	$3,740	$3,850
Accrued payroll and related expenses	2,957	1,867
Other accrued liabilities	932	657
Warranty reserve	317	245
Deferred revenue	931	907
Income tax payable	228	171
Current portion of capital lease obligations	6	16

Total current liabilities	9,111	7,713

Non-current liabilities:
Deferred rent	475	462
Deferred revenue, less current portion	1,035	1,146
Commission obligation, less current portion	16	21

Total non-current liabilities	1,526	1,629

Shareholders’ equity:
Common stock	94,976	94,614
Accumulated deficit	(29,719)	(33,018)
Accumulated other comprehensive income	161	71

Total shareholders’ equity	65,418	61,667

Total liabilities and shareholders’ equity	$76,055	$71,009

Pro Forma Effect of Operating Income Per Share
(in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,

	2005	2004	2005	2004

Income from operations, as reported	$3,469	$2,181	$4,989	$4,471
Pro forma operating income per share:
As reported - basic	$0.12	$0.07	$0.17	$0.14

Pro forma - basic	$0.17	$0.11	$0.25	$0.23

As reported - diluted	$0.11	$0.06	$0.16	$0.13

Pro forma - diluted	$0.16	$0.10	$0.23	$0.21

Customer and Geographic Information
(in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,

	2005	2004	2005	2004

United States	$14,951	$11,731	$27,038	$23,243
International	2,462	1,904	4,648	3,634

Total revenues	$17,413	$13,635	$31,686	$26,877

Customer and Market Information
(in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,

	2005	2004	2005	2004

Medical Market	$3,347	$1,983	$5,021	$4,223
Veterinary Market	12,713	11,200	24,719	21,710
Other	1,353	452	1,946	944

Total revenues	$17,413	$13,635	$31,686	$26,877